Exhibit 5.6

[Letterhead of Vives y Asociados]

January 30, 2012

Navios South American Logistics Inc.

Luis A. de Herrera 1248

World Trade Center, Torre B.

Montevideo, Uruguay

Re: STABILITY OCEANWAYS S.A., VARENA MARITIME SERVICES S.A., HS TANKERS INC., HS NAVIGATION INC., HS SHIPPING LTD. INC., HS SOUTH INC.

Dear sirs:

We are a firm licensed to practice law in the Republic of Panama.

We have acted as counsel to the Covered Guarantors (as defined below) in connection with the offer by Navios South American Logistics Inc., a Marshall Islands corporation (the “Company”) and Navios Logistics Finance (US) Inc., a Delaware corporation (“Navios Finance”, together with the Company, the “Co-Issuers”), to exchange up to $200,000,000 in aggregate principal amount of the Co-Issuers’ new 9 1/4% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9 1/4% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” As used herein, the “Covered Guarantors” means the Guarantors listed on Schedule I hereto.

In connection herewith we have examined copies of the following documents (the “Documents”):

1. The Indenture dated April 12, 2011 together with the First Supplemental Indenture dated April 28, 2011 and the Second Supplemental Indenture dated July 26, 2011, among the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 9 1/4% Senior Notes due 2019 (the “Indenture”);

2. The Notes; and

3. The Guarantees (as defined in the Indenture).

We have also examined copies of the corporate documents of the Covered Guarantors.

For the purpose of this opinion, we have further assumed:

a. The power, authority and legal right of all parties (other than the Covered Guarantors) to the Documents to enter into and to perform their respective obligations there under and that the Documents have been duly authorized, executed and delivered by each such party.

b. The genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

c. The due compliance of each of the Documents (other than the Covered Guarantors) with all matters of, and the validity and enforceability thereof under, all such laws as governed or related to it (other than the laws of the Republic of the Panama as to which we are opining);

d. That each of the parties to the Documents, excluding the Covered Guarantors, has duly and validly executed and delivered the Documents to which it is a party and has complied with all legal requirements pertaining to its status as such status relates to its rights to seek benefits of and enforced against said parties, as the case may be; and

e. That any required consents, licenses, permits, approvals, exemptions, qualifications or authorizations of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of Panama in connection with the transactions contemplated by the Documents have been duly obtained or made.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Panama are concerned, that:

(a)	Each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Panama.

(b)	Each Covered Guarantor has corporate power and authority to own, lease, and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its obligations under the Documents to which it is a party.

(c)	Each Covered Guarantor has duly authorized, executed and delivered the Documents to which it is a party.

(d)	No filing with or authorization, approval, consent, license, order, registration, qualification of decree of, any court or governmental authority or agency of Panama is necessary or required by any Covered Guarantor in connection with the due execution, delivery and performance of the Documents to which it is a party.

(e)	The execution, delivery and performance by each Covered Guarantor of the Documents to which it is a party do not and will not result in any violation of the provisions of the charter or by-laws of each Covered Guarantor or any applicable Panamanian law, statute, rule, regulation, judgment, order, writ or decree known to us, of any Panamanian government, government instrumentality or court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.2 to the Registration Statement.

Sincerely,

/s/ Marco A. Saavedra C.

Marco A. Saavedra C.

SCHEDULE I

STABILITY OCEANWAYS S.A.

VARENA MARITIME SERVICES S.A

HS TANKERS INC.

HS NAVIGATION INC.

HS SHIPPING LTD. INC.

HS SOUTH INC.